Exhibit 99.1

FXCM Reports Monthly Metrics

NEW YORK, N.Y., December 17, 2010 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for October and November 2010 for its retail foreign exchange business. Monthly activities included:

November 2010

•	Retail customer trading volume(1) of $322 billion in November 2010, 17% higher than October 2010 and 6% higher than November 2009.

•	An average of 344,834 retail client trades per day in November 2010, 4% higher than October 2010 and 5% higher than November 2009.

•	Tradeable accounts(2) of 179,989 as of November 30, 2010, an increase of 4,161 accounts or 2% from October 31, 2010 and an increase of 42,941 accounts or 31% from November 30, 2009.

October 2010

•	Retail customer trading volume(1) of $274 billion in October 2010, 10% higher than September 2010 and 4% lower than October 2009.

•	An average of 332,975 retail client trades per day in October 2010, 10% higher than September 2010 and 1% lower from October 2009.

•	Tradeable accounts(2) of 175,828 as of October 31, 2010, an increase of 1,156 accounts or 1% from September 30, 2010 and an increase of 42,291 accounts or 32% from October 31, 2009.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company’s corporate Website, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc.

(1) Volume that FXCM retail customers traded in period translated into US dollars.

(2) A FXCM retail customer account with sufficient funds to place a trade under the Company’s policies.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM’s client offering is No Dealing Desk forex trading. Clients benefit from FXCM’s large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM’s U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com